Exhibit 10.1

May 21, 2012

Mr. Donald Michael Harlan, Jr.

Breeze-Eastern Corporation

35 Melanie Lane

Whippany, NJ 07981

Dear Mike:

This will confirm the agreements and understandings reached today between you and Breeze-Eastern Corporation (“Breeze-Eastern” or the “Company”).

Regardless of whether you elect to sign the General Release enclosed herewith and referenced below, the following will apply:

•

by executing this Letter, you hereby resign as President, Chief Executive Officer and a director of Breeze-Eastern, and as an officer and director of each and every subsidiary and affiliate of Breeze-Eastern, as well as a member of any committees on which you serve for any of the above;

•	you will be paid through your final day of employment, May 21, 2012;

•	you will be paid any bonus earned in fiscal 2012 once final bonus amounts are determined and approved by the Board of Directors, and at the same time the Company pays bonuses to its employees;

•	you will continue to receive your current health benefits through the end of the month of May 2012;

•	you will retain any vested balance in your Breeze-Eastern Retirement Savings Plan, in accordance with the provisions of the plan;

•

you must return to Breeze-Eastern all documents, materials, computer hardware and software, computer passwords, calling or credit cards, keys, passes, and any other property or data that are the property of Breeze-Eastern;

•	Breeze-Eastern will not oppose any application for unemployment compensation you may make;

•

you will not take any action, directly or indirectly, which is contrary to the interests of Breeze-Eastern or make any disparaging, untrue, negative, derogatory or defamatory remarks concerning Breeze-Eastern or its business practices;

•	you will continue to be covered under the Company’s indemnification and director’s and officer’s insurance policies as a “former officer and director,” and

•	in order to maintain good order at the Company and facilitate an orderly transition, you agree not to enter onto any of the Company’s properties without my prior written consent.

We wish to assist you further during the period following your separation from Breeze-Eastern and, in addition, desire to resolve Breeze-Eastern’s relationship with you on an amicable basis. With these goals in mind, and contingent on you executing and not revoking the General Release enclosed herewith, Breeze-Eastern is offering you the following payments and benefits, which are in addition to any amounts to which you otherwise would be or have been entitled:

1. Breeze-Eastern will continue to pay your base salary at your current rate of pay through November 21, 2012, which will be subject to the usual payroll withholdings;

2. you will be eligible to continue to participate in Breeze-Eastern’s medical and dental insurance programs through COBRA, provided that you comply with all terms and conditions of the applicable plans. You will continue to pay the active employee rates and Breeze-Eastern will bear the remainder of the cost of such COBRA continuation coverage through November 21, 2012. Thereafter, you will be responsible for the entire cost of COBRA continuation coverage; and

3. you will be eligible through November 21, 2012 for all other benefits that you would have been entitled as an employee, as permitted by the terms of the applicable benefit policies and plans in existence at the time of your resignation, including the vesting of any stock options that you may own at the time of your resignation.

4. the Company will accelerate vesting on all of the restricted shares you received in connection with your fiscal 2010 and 2011 annual bonuses, and will pay your fiscal 2012 bonus all in cash.

Upon notice to me on or before November 21, 2012 that you have not obtained employment since your resignation from Breeze-Eastern, Breeze-Eastern will extend any benefits provided as set forth in numbered paragraphs 1, 2 and 3 above during the time that you remain unemployed, for a period of up to an additional six (6) months, or through May 21, 2013, provided that you agree by signing below to immediately notify me if and when you obtain employment at any point during that time period. If such notification is given, all benefits provided for in this letter shall cease on the date of such notification of employment. If no such notification of employment is given, all benefits provided for in this letter agreement shall cease on May 21, 2013. For the avoidance of doubt, as of the date of your resignation, you will not be eligible for any bonus for fiscal 2013 or any period thereafter.

Thank you for your service and we wish you the best in your future business endeavors.

Sincerely yours,

/s/ Robert J. Kelly
Robert J. Kelly,
Chairman of the Board of Directors

In consideration of the benefits provided to you in this letter, you agree to make yourself available to answer whatever questions that your successor reasonably may ask in his efforts to ensure a smooth leadership transition.

If you agree with the proposed terms as set forth above, please sign this letter, indicating your understanding and agreement to be bound.

Sincerely,

/s/ Robert J. Kelly

Robert J. Kelly

On behalf of the Board of Directors

Breeze-Eastern Corporation

Enclosure: General Release

Accepted and Agreed:

By:	/s/ Donald Michael Harlan Jr.	Dated:	May 21, 2012
Mr. Donald Michael Harlan, Jr.